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                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption 'Experts' in the Registration Statement on Form S-4 and related Prospectus of Winstar Communications Inc. for the registration of its Series C 14-1/4% Senior Cumulative Exchangeable Preferred Stock due 2007 and to the incorporation by reference therein of our report dated March 21, 1997, with respect to the consolidated financial statements and schedules of Midcom Communications Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in the Current Report on Form 8-K/A of Winstar Communications Inc. dated February 5, 1998, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Detroit, Michigan
May 11, 1998